Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89109 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee Chairman & CEO	Wade Hundley President	Steve Capp CFO	Chris Plant Lewis Fanger Investor Relations

FOR IMMEDIATE RELEASE

March 16, 2005

Pinnacle Entertainment Confirms May 26 Opening Date for L’Auberge du Lac

LAS VEGAS, March 16, 2005 – Pinnacle Entertainment announced today that it received approvals from the Louisiana Gaming Control Board in accord with its previously announced plans to open L’Auberge du Lac to the general public on the evening of May 26, 2005. This planned opening remains subject to further approvals by the Louisiana State Police and other regulatory and safety agencies. L’Auberge du Lac is Pinnacle’s new $365 million casino hotel in Lake Charles, Louisiana, approximately two hours from the Houston metropolitan area.

Pinnacle’s agreements with the Louisiana Gaming Control Board required “substantial completion” of certain facilities by May 12. Pinnacle expected to meet such requirement, but noted that it plans to use the completed facility for several days of training and preparation before opening to the general public on May 26. Rather than allowing any confusion between “substantial completion” and “open to the public,” Pinnacle suggested that the Louisiana Gaming Control Board extend the May 12 date by a month. The Louisiana Gaming Control Board agreed to such request.

Pinnacle also noted that it is planning a grand opening weekend for invited guests on July 16.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos, both in the Los Angeles metropolitan area. The Company is currently building a major casino resort in Lake Charles, Louisiana and has been selected for two casino development projects in the St. Louis, Missouri area. Each of these development projects is dependent upon final approval by the Louisiana Gaming Control Board and the Missouri Gaming Commission, respectively.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to, construction-related factors that could prevent the Company from completing its construction and development projects within budget and on time. For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.